Exhibit 10.40
AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) modifies certain terms and conditions of the Employment Agreement effective January 1, 2013 between Marianne Short and United HealthCare Services, Inc. (“UnitedHealth Group”). Accordingly, Executive’s Employment Agreement is amended, effective June 5, 2018, as set forth below.

The following paragraph is hereby added to Section 6.C:

Notwithstanding the terms of any other agreement heretofore or hereafter entered into between the parties that reference retirement, Executive and UnitedHealth Group acknowledge and agree that for purposes of calculating years of service for retirement eligibility, Executive will receive two and one half years of service credit for each year she remains employed with UnitedHealth Group after June 5, 2018. In addition, prior to the date upon which Executive becomes eligible for retirement, if Executive's employment is terminated by UnitedHealth Group without Cause or if Executive terminates employment for Good Reason. Executive will be deemed to have met the applicable age and service requirements and will be retirement eligible. UnitedHealth Group agrees that this revised retirement definition will be reflected in and become part of Executive's outstanding and future issued equity award certificates.

Except as expressly set forth in this Amendment, the Employment Agreement remains in full force and effect according to its terms.

United HealthCare Services, Inc.			Executive

By:	/s/ Dannette L. Smith	By:	/s/ Marianne Short
Its:	Secretary to the Board
Date:	6/15/2018	Date:	6-18-18